Exhibit 10.14

                                 March 20, 2002

New BitSnap, N.V.
Guy DeVreese
Robin List



This letter will serve to confirm the agreement between Remedent USA, Inc. (the "Company") and New BitSnap, N.V., Guy DeVreese, Robin List.

(1) New BitSnap, N.V. hereby agrees to the receipt of 3,000,000 shares of the Company's common stock in full repayment of the $240,000, representing the outstanding indebtedness for consulting services and advances through March 31, 2002. Repayment is calculated as the outstanding balance as of the date of this agreement, at $0.08 per share.

(2) Guy DeVreese hereby agrees to the receipt of 60,000 shares of the Company's common stock in full repayment of the $30,000, representing accrued expenses and fees through March 31, 2002. Repayment is calculated as the accrued salary at $0.50 per share.

(3) Robin List hereby agrees to the receipt of 712,500 shares of the Company's common stock in full repayment of the $57,000, representing accrued expenses and fees through March 31, 2002. Repayment is calculated as the accrued salary at $0.08 per share.

(4) The Company hereby agrees to file for registration on an SB-2 Registration Statement, the shares of common stock outlined in (1), (2) & (3) above.

The above-mentioned terms are agreed upon on this day, by the following:



/s/ Stephen F. Ross                 /s/ Guy DeVreese
---------------------------         -----------------

Stephen F. Ross                     Guy DeVreese

Chief Financial Officer             President

Remedent USA, Inc.                  New BitSnap, N.V.




/s/ Guy DeVreese                    /s/ Robin List
----------------                    ---------------
Guy DeVreese                        Robin List